Exhibit 10.20

2005 TERMS AND CONDITIONS

FOR A RESTRICTED STOCK UNIT GRANT (RES)

UNDER THE MEDCO HEALTH SOLUTIONS, INC. 2002 STOCK INCENTIVE PLAN

This is a summary of the terms applicable to restricted stock unit grant specified on this document. Different terms may apply to any other grant under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan.

I. GENERAL INFORMATION

This grant becomes convertible on the Vesting Date indicated in the accompanying box. If your employment with Medco Health Solutions, Inc. (Company) ends for any reason, your right to this grant will be determined according to the terms in Section II.

Grant Type: Grant Code: Grant Date:	Restricted Stock Unit (RES) ANNL
Vesting Date	Portion that Vests 100%

II. TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, this grant, if unvested, will be forfeited on the date your employment ends.

B. Retirement or Disability. If you retire from service with the Company or your employment terminates as a result of your Disability, this grant will continue to vest on the applicable Vesting Date.

C. Death. If you die, this grant, if unvested, will vest on the date of your death.

D. Separation. If your employment is terminated by the Company and the Company determines that such termination resulted from the elimination of your job, you will be considered “separated” and will be offered an agreement containing a general release of claims in a form acceptable to the Company. If you sign the agreement, a portion of this grant will vest on the date your employment with the Company ends. The vested portion will be equal to 1/36th of the total number of shares subject to the grant multiplied by the number of full months that have elapsed between the grant date and the date of termination. The unvested portion of this grant will be forfeited on the date your employment ends. If you do not sign the agreement, then you will be treated as terminated under paragraph A, above.

E. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct this grant, if unvested, will be forfeited immediately upon such termination.

F. Divestiture or Joint Venture. Unless the Compensation Committee of the Board of Directors of the Company determines otherwise, in the event of the sale of the subsidiary or division in which you are employed, or the transfer of your employment to a joint venture or other business entity in which the Company has a significant business or ownership interest, paragraph A shall apply.

III. ADJUSTMENTS

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Board of Directors, the Board shall make such adjustments, if any, as it may deem appropriate to the number and kind of shares subject to this award (provided that fractions of a share will be rounded down to the nearest whole share). Any such determination shall be final, binding and conclusive on all parties.

This grant is subject to the provisions of the Company’s 2002 Stock Incentive Plan and the Rules and Regulations thereunder established by the Company’s Board of Directors or its Compensation Committee (except where the terms set forth herein conflict with the Rules and Regulations, in which case these terms shall control). By accepting this Award, the grantee specifically acknowledges that he/she may become subject to certain share ownership guidelines developed by the Board of Directors that may restrict the grantee’s ability to sell shares acquired under the Plan and the grantee agrees to comply with such requirements as they may be in effect from time to time. The grantee specifically acknowledges that such guidelines may apply to previously granted Incentives.